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                                                                      EXHIBIT 11

STATEMENT RE COMPUTATIONS OF PER SHARE EARNINGS
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(Amounts in thousands)

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                                                                          For the Quarter Ended March 31,
                                                                           1999                      1998
                                                                 ----------------------      --------------------
Numerator:
  Net income available to common shareholders                                   $15,340                   $14,142
  Less adjustment for gain (loss) on sales of investmen ts in
    rental properties available to common shareholders                                -                       825
                                                                  ---------------------      --------------------
Numerator for basic earnings per share income from
  continuing operations available to common shareholders                         15,340                    14,967


Effect of dilutive securities:
  Minority interest in income convertible into common
    shares                                                                        1,269                     1,016
                                                                 ----------------------     ---------------------
Numerator for diluted earnings per share                                        $16,609                   $15,983
                                                                 ======================     =====================
Denominator:
  Denominator for basic earnings per share - weighted
    average shares                                                               44,280                    41,830
  Effect of dilutive securities:
    Stock options                                                                   160                       500
    Weighted average convertible operating company units                          3,250                     2,820
                                                                 ----------------------     ---------------------
  Dilutive potential commons shares                                               3,410                     3,320
                                                                 ----------------------     ---------------------
  Denominator for diluted earnings per share adjusted
    for weighted average shares and assumed conversion                           47,690                    45,150
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  Basic earnings per share excluding gains (loss) on sale                       $  0.35                   $  0.36
                                                                 ======================     =====================
  Diluted earnings per share excluding gains (loss) on
    sale                                                                        $  0.35                   $  0.36
                                                                 ======================     =====================
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